                                                                   EXHIBIT 10(B)

                      SETTLEMENT AND NON-COMPETE AGREEMENT

  THIS AGREEMENT made and entered into this  day of     , 1994, by and between
SOUTHERN NATIONAL CORPORATION, together with its affiliates, hereinafter collectively referred to as "SNC", and L. GLENN ORR, JR., hereinafter referred to as "Orr" (the "Agreement") provides as follows:

                              W I T N E S S E T H:

  WHEREAS, SNC and Southern National Bank of North Carolina entered into an employment contract with Orr dated July 16, 1981, which was subsequently amended on June 15, 1989 (the "Employment Contract") solely to reflect Mr. Orr's then current compensation; and

  WHEREAS, based on advice of counsel, SNC and Orr understand and believe the Employment Contract is fully enforceable under North Carolina law; and

  WHEREAS, SNC has entered into an Agreement and Plan of Reorganization between BB&T Financial Corporation, together with its affiliates (collectively, "BB&T"), dated July 29, 1994, whereby BB&T will be merged into SNC in a merger of equals (the "Merger"); and

  WHEREAS, Orr is ready, willing, able and has all of the qualifications necessary to perform all of the obligations set forth in the Employment Contract and to serve as Chairman and Chief Executive Officer of SNC following the Merger, and has offered to do so; and

  WHEREAS, SNC and Orr agree that it is in the best interests of SNC, BB&T, their shareholders and Orr, for SNC to enter into this Agreement in full settlement of its obligations under the Employment Contract, and for Orr's employment with SNC to be terminated; and

  WHEREAS, SNC and Orr also agree that it is in the best interests of SNC, BB&T, their shareholders and Orr, for Orr to continue in the employment of SNC through the effective date of the Merger (the "Merger Effective Date"), and in any event through May 1, 1995 to assist with the Merger transaction issues; and

  WHEREAS, the amounts Orr will receive under this Agreement are intended to be and constitute liquidated damages for the settlement of SNC's obligations under his Employment Contract and the payments that would have been made thereunder or in accordance therewith, compensation for certain consulting services to be provided by Orr over the next five (5) years, and consideration for the non-competition agreement contained herein, all as specified in this Agreement; and

  WHEREAS, SNC and Orr are entering into this Agreement with full awareness of the geographic breadth and the length of the non-compete agreement and acknowledge that such agreement reflects exactly what the parties intend, and both parties have negotiated this Agreement at arms length, hold equal bargaining positions, and are each relying on the advice of experienced legal counsel in regard thereto; and

  WHEREAS, SNC and Orr acknowledge that Orr has extensive banking experience and possesses proprietary information about SNC's and its affiliates operations in North Carolina and South Carolina and has the ability to substantially injure SNC, and for this reason SNC is willing to pay Orr substantial compensation for his future and ongoing agreement not to compete with SNC; and

  WHEREAS, because of Orr's financial resources, his extensive business experience, and his ability to engage in the banking industry in 48 other states, this Agreement, including its non-competition provision, does not unduly curtail Orr's ability to support himself and his family; and

  WHEREAS, Orr shall be entitled to receive the amounts payable under this Agreement as liquidated damages for the settlement of the Employment Contract, and as compensation for the services (both consulting and non-compete/including the agreement not to compete) Orr will provide SNC in the future; and

  WHEREAS, this Agreement is subject to the consummation of the Merger and the Employment Contract shall continue in effect through the Merger Effective Date and, if later, through May 1, 1995;

  NOW, THEREFORE, for and in consideration of the mutual promises and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, SNC and Orr covenant and agree as follows:

                                   ARTICLE I

                           Applicability of Agreement

  This Agreement shall become effective on the Merger Effective Date. From and after the Merger Effective Date, Orr will continue in SNC's employ as Chairman Emeritus, to assist with Merger transition issues, until May 1, 1995, if the Merger Effective Date is before May 1, 1995, and shall be compensated pursuant to the Employment Contract for such period.

                                   ARTICLE II

                                  Compensation

  2.01. Annual Compensation. SNC shall pay Orr One Million Six Hundred and Fifty-Five Thousand Dollars ($1,655,000.00) per year, as adjusted in accordance with section 2.02, and without regard to Article III hereof, commencing May 1, 1995. One-twelfth of such amount shall be paid monthly in accordance with the normal payroll practices of SNC, to Orr for his life, or to his current wife for her life if she is still married to Orr and living at the time of his death, but in no event for a period of less than fifteen (15) years from the date of Orr's termination. To the extent that payments under this section 2.01 (and any other payments required to be taken into account) cause a "parachute payment," as defined in section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the "Code"), SNC does hereby indemnify Orr and hold him harmless against all claims, losses, damages, penalties, expenses, and excise taxes relating thereto. To effect this indemnification, SNC shall pay Orr an additional amount that is sufficient to pay any excise tax imposed by Code section 4999 on the payments and benefits to which Orr is entitled without the additional amount plus any penalties or interest imposed by the Internal Revenue Service in regard to such amounts, plus another additional amount sufficient to pay all the excise and income taxes on the additional amounts. The determination of any additional amount that must be paid under this section at any time shall be made in good faith by the independent auditors then employed by SNC.

  2.02. Other Payments. The payments due Orr under section 2.01 shall be reduced by the SNC-provided portion of his benefits payable under the following plans, as indicated with respect to each:

    (a) Southern National Retirement Plan. The actuarial equivalent of Orr's accrued benefit under the Southern National Retirement Plan, as of May 1, 1995, based upon the actuarial assumptions and factors employed in conjunction with the Plan and assuming that the benefit were paid in the form of a fifteen year certain, joint and 100% survivor annuity.

    (b) Southern National Supplemental Executive Retirement Plan. The actuarial equivalent of Orr's accrued benefit under the Southern National Supplemental Executive Retirement Plan, as of May 1, 1995, based upon the actuarial assumptions and factors employed in conjunction with the Southern National Retirement Plan and assuming that the benefit were paid in the form of a fifteen year certain, joint and 100% survivor annuity.

    (c) Southern National Employee Stock Ownership Plan. The actuarial equivalent of the value of Orr's Company Account and Company PAYSOP accounts under the Southern National Employee

  Stock Ownership Plan, as of May 1, 1995, based upon the actuarial assumptions and factors employed in conjunction with the Southern National Retirement Plan and assuming that the benefit were paid in the form of a fifteen year certain, joint and 100% survivor annuity.

    (d) Southern National ESOP Excess Plan. The actuarial equivalent of the value of Orr's Company Account under the Southern National ESOP Excess Plan, as of May 1, 1995, based upon the actuarial assumptions and factors employed in conjunction with the Southern National Retirement Plan and assuming that the benefit were paid in the form of a fifteen year certain, joint and 100% survivor annuity.

    (e) Southern National Nonqualified Deferred Compensation Plan. The actuarial equivalent of the value of Orr's Company-provided accrued benefit under the Southern National Nonqualified Deferred Compensation Plan as of May 1, 1995, and the actuarial equivalent of the portion of the value of Orr's account or accrued benefit under such Plan attributable to Orr's contributions and earnings credits exceeding 9% per annum thereon, based upon the actuarial assumptions and factors employed in conjunction with the Southern National Retirement Plan and assuming that the benefit were paid in the form of a fifteen year certain, joint and 100% survivor annuity.

                                  ARTICLE III

                                    Benefits

  3.01 Life Insurance SNC shall provide for Orr's lifetime a minimum of Two Million Dollars ($2,000,000) of face amount life insurance on Orr's life, including Orr's split-dollar and term life insurance policies, as follows:

    (a) Split-Dollar Life Insurance. SNC shall continue to pay its portion of the premiums on the existing split-dollar insurance policies on Orr's life through the policy years indicated therein as called for under Orr's agreements entered into in conjunction with the SNC Senior Officers Insurance Program. Orr or his designee shall continue to own the policies subject to SNC's interest therein. Orr agrees to execute the agreements attached as Exhibits I and II relating to the policies at the time he executes this Agreement.

    (b) Term Life Insurance. SNC shall continue to maintain Orr's existing term life insurance policies totalling Five-Hundred Forty-Five Thousand Dollars ($545,000.00) or provide replacement coverage. SNC shall pay the premium payments for such policies for Orr's lifetime.

    Orr or his designee shall have the right to designate the beneficiary of the life insurance policies referred to in sections 2.01(a) and (b).

  3.02. Medical Insurance. SNC shall provide hospital and major medical health insurance to Orr and to Orr's spouse for life. Such medical coverage shall be provided in one of the following ways: (i) under the medical plan covering senior executives of SNC; (ii) through a contract arrangement providing comparable coverage to the SNC medical plan in existence at the relevant time; or (iii) by reimbursing Orr and/or his wife for coverage comparable to the then SNC medical plan.

  3.03. Moving Expenses. If it has not already done so, following the Merger Effective Date to facilitate Orr's move to Winston-Salem, North Carolina, SNC shall purchase Orr's personal residence located in Lumberton, North Carolina, in accordance with SNC's relocation allowance policy, at a purchase price equal to the appraised value of such residence. In addition, SNC shall pay all expenses Orr incurs as a result of his move to Winston-Salem, North Carolina in accordance with SNC's relocation allowance policy.

  3.04. Automobile. If it has not already done so, following the Merger Effective Date SNC shall purchase Orr an automobile of his reasonable choice. SNC will transfer the title of such automobile to Orr on termination of his employment.

  3.05. Social Dues. SNC shall pay Orr's membership dues at the Forsyth Country Club for life.

  3.06. Establishment of Trust. SNC shall establish a "rabbi trust," reasonably acceptable to Orr, (the "Trust") to help assure payment of the amount set forth in Article II. Further, prior to the consummation of the Merger, SNC shall deposit in the Trust an amount not less than Nine Million Dollars ($9,000,000.00). A portion of such reserve (based on the cash value of such policies) may include insurance policies on Orr's life owned and maintained by SNC and as to which it is the beneficiary, or SNC's interest in the cash values of the insurance policies referred to in section 3.01(a). Earnings and principal from the Trust shall not be used to pay any amounts due under section
2.01 until the obligations due thereunder are fully funded. SNC shall not be permitted to remove any principal or interest from the Trust unless and only to the extent that, the actuarial value of all payments due in accordance with this Agreement is less than the amount in the Trust or, with Orr's consent, in the event SNC breaches its obligations to pay the amounts due under section 2.01, which it shall not willingly do. Such determinations shall be made on the basis of reasonable actuarial assumptions. The interest assumption shall not exceed the interest assumption employed by SNC (or any successor) in conjunction with the actuarial valuation of its defined benefit plan covering executive officers for the most recent plan year.

  Further, prior to the effective date of any "Change of Control," as defined below (or as soon as practicable thereafter if SNC had no prior notice of such Change of Control), SNC shall transfer or cause to be transferred to the rabbi trust to be created hereunder an amount of cash sufficient, when added to the existing value of the assets already in the rabbi trust, to fully fund all remaining obligations due hereunder based on reasonable actuarial assumptions and the interest assumption specified above.

  For this purpose, a "Change of Control" shall be deemed to have occurred if
(i) any person or group of persons (as defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934) together with its Affiliates, excluding employee benefit plans of SNC, is or becomes, directly or indirectly, the "beneficial owner" (as defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of securities of SNC representing 20% or more of the combined voting power of SNC's then outstanding securities; or (ii) during the term of this Agreement as a result of a tender offer or exchange offer for the purchase of securities of SNC (other than such an offer by SNC for its own securities), or as a result of a proxy contest, merger, consolidation or sale of assets, or as a result of any combination of the foregoing, individuals who at the beginning of any two-year period during the term of this Agreement constitute SNC's Board of Directors, plus new directors whose election or nomination for election by SNC's shareholders is approved by a vote of at least two-thirds of the directors still in office who were directors at the beginning of such two-year period, cease during such two-year period to constitute at least two-thirds of the members of such Board of Directors; or (iii) the shareholders of SNC approve a merger or consolidation of SNC with any other corporation or entity regardless of which entity is the survivor, other than a merger or consolidation which would result in the voting securities of SNC outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity) at least 80% of the combined voting power of the voting securities of the surviving entity outstanding immediately after such merger or consolidation; or (iv) the shareholders of SNC approve a plan of complete liquidation or winding-up of SNC or an agreement for the sale or disposition by SNC of all or substantially all of SNC's assets; or (v) any event which SNC's Board of Directors determines should constitute a Change of Control. The term "Affiliate" as used in this Agreement means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person. The term "Person" as used in this Agreement means any person, partnership, corporation, group or other entity. Notwithstanding the foregoing, the Merger shall not be considered a Change of Control.

  SNC will provide Orr an annual accounting and report of the assets and funded status of the rabbi trust and the obligations due him hereunder as of the end of each calendar year following the Merger Effective Date no later than March 31 of the following year.

  3.07. Death Benefits. If Orr dies after the Merger Effective Date, before receiving the benefits described in Articles II and III, amounts payable pursuant to such Articles shall be paid to Orr's current spouse (or to a trust for her benefit), if she is married to Orr at the time of his death and survives, or if she does not so survive to Orr's beneficiary. Orr shall provide a written beneficiary designation to be attached to this Agreement as Exhibit
II. If there is no designated beneficiary or, if such designated beneficiary does not survive, any remaining amounts will be paid to Orr's estate.

                                   ARTICLE IV

                              Consulting Services

  4.01. Term. Orr agrees to make himself available as a consultant to SNC after the Merger Effective Date upon the request of the Chairman and Chief Executive Officer of SNC or his designee for a period of up to five (5) years.

  4.02. Scope of Consulting Services. Orr agrees to provide advice and consultation to SNC with respect to issues relating to the Merger, management strategy or by calling on customers, not to exceed three days per month. Orr shall at all times positively promote the business of SNC in all of Orr's business dealings.

  4.03. Relationship between Parties. To the extent Orr performs services as a consultant to SNC, Orr shall be engaged by SNC in this capacity only for the purposes and to the extent set forth in this Agreement, and Orr's relation to SNC shall be that of an independent contractor. The parties agree that Orr will control the manner, methods and details of performance of his consulting services. Orr shall not be considered as having any employee status or as being entitled to participate in any plans, arrangements, or distributions by SNC pertaining to or in connection with any pension, stock, bonus, profit-sharing or other benefit plan for employees of SNC as a result of or pertaining to such services.

  4.04. Compensation. If called upon to provide services under this Article IV, Orr shall be reimbursed for his reasonable out of pocket expenses incurred in rendering such services. Although Orr shall not receive any additional compensation hereunder with respect to the rendition of such services, Orr and SNC agree that the per diem value of such services is $1,500.

                                   ARTICLE V

                      Non-Competition and Confidentiality

  5.01. Upon termination of Orr's employment pursuant to this Agreement, Orr shall not directly or indirectly, either as a principal, agent, employee, employer, stockholder, co-partner or in any other individual or representative capacity whatsoever, engage in the banking and financial services business, which includes consumer, savings, commercial banking and the insurance and trust businesses, or the savings and loan or mortgage banking business, or any other business in which SNC are engaged at this time, anywhere in the states of North Carolina and South Carolina and in any county outside of North Carolina and South Carolina contiguous to North Carolina or South Carolina, nor shall Orr knowingly solicit, or assist any other person in so soliciting, any depositors or customers of SNC or induce any then or former employee of SNC to terminate his or her employment with SNC. However, nothing contained herein shall be deemed to prevent or limit Orr's right to invest in a business similar to SNC's business if such investment is limited to less than one percent of the capital stock or other securities of any corporation or similar organization whose stock or securities are publicly owned or are regularly traded on any public exchange. This Article V shall apply for a period of fifteen (15) years from May 1, 1995.

  5.02. Payments due Orr under section 2.01 shall be discontinued in the event Orr breaches the provisions of section 5.01; provided that Orr has received written notice from SNC of such breach and such breach remains uncured thirty days after the delivery of such notice. If there is a disagreement between the parties as to whether Orr has breached this
Article V, then after the above thirty-day period, if such breach remains uncured in SNC's opinion, SNC may suspend payments to Orr and instead make such payments to an escrow account to be established for this purpose. The parties agree in such event that the dispute shall be settled by binding arbitration in accordance with the rules then obtaining of the American Arbitration Association and, if necessary, judgment upon the award may be entered in any court having jurisdiction thereof. The place of hearing of the arbitration shall be in North Carolina at a place mutually agreed upon between the parties. Upon the award being made by the arbitrator, the escrow agent shall delivery all amounts in the account to the proper recipient as determined by the arbitrator.

  5.03. Orr acknowledges that during his employment with SNC he has learned a substantial amount of information which is proprietary and confidential to SNC. Such proprietary and confidential information includes, but is not limited to SNC's business, marketing, customer development, strategic, planning, and expansion plans. Orr acknowledges that SNC would be damaged if such proprietary and confidential information were made available to SNC's competitors. Orr agrees that except as required by law, he shall not knowingly at any time divulge to any person, agency, institution, company or other entity any information which he knows or has reason to believe is proprietary or confidential to SNC. Orr agrees that his duties and obligations under this section shall continue for as long as such information remains proprietary or confidential to SNC.

                                   ARTICLE VI

                            Amendment or Termination

  SNC may, with the prior written consent of Orr, modify, alter, amend or terminate this Agreement, in whole or in part at any time. An amendment may be made retroactively if it is necessary to make this Agreement conform to applicable law or agreeable to the parties. No amendment or modification of this Agreement or any covenant, condition or limitation shall be valid unless in writing and duly executed by the parties to this Agreement.

                                  ARTICLE VII

                Continued Board and Executive Committee Service

  SNC will use its best efforts, subject to the fiduciary duties of the members of the Nominating Committee and the other members of its Board of Directors, to nominate Orr for reelection to SNC's Board of Directors and to reelect him to its Executive Committee, in each case so that he will serve on the Board and Executive Committee until his 70th birthday. SNC will also use its best efforts to elect and reelect Orr to the boards of directors of its subsidiary banks in North Carolina and South Carolina (four banks prior to the anticipated bank mergers and two thereafter) so that Orr will serve on such boards until his 70th birthday, subject to fiduciary duties of SNC and the members of the respective bank boards of directors and nominating committees. Orr will receive the normal compensation of an outside director with respect to these services.

                                  ARTICLE VIII

                           Mergers and Consolidations

  8.01. Continuance of Agreement. SNC shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of its business to expressly assume and perform all of SNC's obligations under this Agreement, in a written agreement form satisfactory to Orr.

  8.02. Assumption of Agreement. Unless the parties to this Agreement otherwise mutually agree in writing, SNC shall not merge or consolidate with any other corporation, bank, association, or other entity until such successor entity expressly agrees to and assumes the obligations of SNC set forth in this Agreement.

                                   ARTICLE IX

                               General Provisions

  9.01. Construction. Headings and subheadings used in this Agreement have been inserted for convenience of reference only and must be ignored in any construction of the provisions. If a provision of this Agreement is illegal or invalid, that illegality or invalidity does not effect other provisions in this Agreement. Any term with an initial capital not expected by capitalization rules is a defined term in this Agreement. This Agreement must be construed according to the applicable provisions of the Code in a manner that assures that the Agreement provides the benefits and tax consequences intended for Orr.

  9.02. Governing Law. This Agreement shall be construed, enforced, and administered in accordance with the laws of the State of North Carolina (other than its choice of law rules), except to the extent that those laws are superseded by the laws of the United States of America.

  9.03. Mitigation. Orr Shall not be required to mitigate the amounts of any payments provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any such payment be reduced by any compensation earned by Orr as the result of employment by another employer after termination of Orr's employment by SNC.

  9.04. Contents and Audits. Orr agrees that for tax purposes he shall report the payments made to him hereunder in a manner that is consistent with the tax treatment of such payments by SNC. Orr shall promptly notify SNC in writing upon receipt of notice of any pending or threatened audit or assessment with respect to Orr which may relate to the treatment of payments hereunder. SNC shall not have the right at its option and expense to exclusively control and have responsibility for the conduct of any audit, examination, proceeding or litigation (a "Contest') with respect to Orr and the treatment of payments hereunder. SNC agrees to notify Orr of any proposed settlement. The indemnity provided for by section 2.01 hereof shall not apply with respect to any claims, losses, damages, penalties, expenses and excise taxes relating to the settlement of any action by Orr that is effected without SNC's express written consent, which shall not be unreasonably withheld.

  9.05. Withholding. All payments provided for hereunder shall be paid net of all applicable withholding required under federal, state or local law and any additional withholding to which Orr has agreed.

  9.06. Indemnification. SNC must pay any reasonable legal fees and expenses incurred by Orr, his current wife, if she survives Orr, or his beneficiary in seeking in good faith to obtain or enforce any right or benefit provided under this Agreement, whether Orr is successful or not. Payments made under this section 9.06 shall be paid by SNC to Orr, upon notice from Orr, at the time Orr incurs such legal fees or expenses.

  9.07. Notice. For purposes of this Agreement, notices and all other communications must be in writing and are effective when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to Orr or his personal representative at his last known address. All notices to SNC must be directed to the attention of the Chairman of the Board. Such other addresses may be used as either party may have furnished to the other in writing. Notices of change in address are effective only upon receipt.

  9.08. Entire Agreement. This Agreement sets forth all of the promises, covenants, agreements, conditions and understandings between the parties to this Agreement with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducement or conditions, express or implied, oral or written, with respect thereto, except as contained herein.

  IN WITNESS WHEREOF, SNC, by its duly authorized officer and Orr have hereunto set their hands as of the day and year first written above.

                                          Southern National Corporation


                                          By: _________________________________


                                          _____________________________________


                                          _____________________________________
                                                    L. Glenn Orr, Jr.

                                   * * * * *

  On behalf of BB&T Financial Corporation, I hereby acknowledge that I have reviewed the above agreement and confirm and acknowledge that it is consistent with the terms of the letter agreement between BB&T Financial Corporation, Southern National Corporation and L. Glenn Orr, Jr., dated July 29, 1994.

                                          BB&T Financial Corporation


                                          By: _________________________________
                                                    John A. Allison, IV
                                              Chairman of the Board and Chief
                                                     Executive Officer